EXHIBIT 99.1

Alta Mesa Announces Third Quarter 2015 Financial Results and Operational Update

HOUSTON, Nov. 12, 2015 (GLOBE NEWSWIRE) -- Alta Mesa Holdings, LP announced its financial results for the third quarter of 2015 and provided highlights of its recent operations. A conference call to discuss these results is scheduled for today at 2 p.m. Central time (888-347-8149).

Financial and operational highlights of note for the quarter include the following:

  Adjusted EBITDAX totaled $40.2 million
  Production totaled 1.8 MMBOE, or 19,900 BOE per day
  Oil and liquids production totaled approximately 1.3 MMBOE
  Production mix moves to 70% liquids, up from 65% in Q3-2014
  Eagle Ford Shale assets sold for approximately $125 million
  Borrowing base increased to $300 million
  2015 Capex increased for expanded STACK drilling

Adjusted EBITDAX

Adjusted EBITDAX (a non-GAAP financial measure, defined below) in the third quarter of 2015 was $40.2 million, compared to $79.9 million in the third quarter of 2014. Adjusted EBITDAX for the third quarter includes one-time expenses of $1.6 million in transaction fees related to the sale of Alta Mesa Eagle, LLC, which owned the Company's Eagle Ford Shale assets and a non-cash charge of $1.3 million for potential litigation settlement. Adjusted EBITDAX, excluding these charges, would be $43.1 million, and within the previously provided guidance for the third quarter of $42 to $46 million. The change in Adjusted EBITDAX between the two periods was due primarily to lower realized revenue as a result of the decline in oil and gas prices, partially offset by lower production costs and general and administrative costs. Adjusted EBITDAX for the fourth quarter of 2015 is expected to range between $46 and $48 million.

Production

Production volumes for the third quarter of 2015 totaled 1.8 MMBOE, or approximately 19,900 BOE per day, compared to 1.9 MMBOE or approximately 20,100 BOE per day in the third quarter of 2014. Production for the third quarter is slightly below the previously provided guidance for Q3-2015 of 20,500 to 22,500 BOE per day, primarily due to several wells being temporarily shut-in while associated wells on the same well pad were being hydraulically fractured and completed in the Company's Sooner Trend STACK play. The Company's total production mix was 70% oil and natural gas liquids (85% oil, 15% liquids) for the third quarter 2015, which is up from 65% for the same quarter of 2014. Production for the third quarter of 2015 in Sooner Trend averaged approximately 9,500 BOE per day, up approximately 79% as compared to 5,300 BOE per day in the third quarter of 2014. Total Company production for the fourth quarter of 2015 is expected to average between 18,000 to 20,000 BOE per day.

Revenue and Hedge Activity

Oil, natural gas and natural gas liquids revenues in the third quarter of 2015 totaled $61 million compared to $125 million in the third quarter of 2014. The variance between the two periods for revenues was primarily due to lower commodity prices, offset in part by a slightly higher proportion of oil and liquids production. Oil prices (including settlements of derivative contracts) in the third quarter of 2015 averaged $63.78 per barrel, compared to $96.99 per barrel in the third quarter 2014. Natural gas prices (including settlements of derivative contracts) in the third quarter of 2015 averaged $2.41 per MCF, compared to $4.62 per MCF in the third quarter of 2014. Currently, Alta Mesa has hedged approximately 79% of its forecasted production of proved developed producing reserves through 2019 at weighted average annual floor prices ranging from $62.50 per barrel to $72.27 per barrel for oil and $2.91 per MMbtu to $4.50 per MMbtu for natural gas. The Company's oil hedges include Brent swaps at $94.91 barrel in 2016, along with Brent three-ways with $20 put spreads from July of 2016 through July of 2018. The WTI hedges represent weighted average annual floor prices ranging from $58.39 per barrel to $63.00 barrel. Despite generally low commodity prices in 2015, Alta Mesa has continued to actively manage its price risk through hedging transactions to protect future revenues. In the first three quarters of the year, Alta Mesa has added over 7,000 BOPD of hedges for the fourth quarter of 2015 and almost 5,000 BOPD to its 2016 hedges.

Production Costs

Production costs, including lease operating expense, production and ad valorem taxes and workover expenses, in the third quarter of 2015 was $24.6 million, down 15% compared to $29.1 million in the third quarter of 2014. On a per unit of production basis, production cost in the third quarter 2015 was $13.46 per BOE compared to $15.74 per BOE in the third quarter of 2014. The difference in production costs between the two periods is primarily due to reduced workover activity and lower severance taxes as a result of the decline in oil and gas revenue.

Depreciation, Depletion and Amortization

Depreciation, depletion and amortization expense in the third quarter of 2015 was $32.9 million compared to $39.9 million in the third quarter of 2014. On a per unit of production basis, depreciation, depletion and amortization expense in the third quarter of 2015 was $18.03 per BOE compared to $21.56 per BOE in the third quarter of 2014.

General and Administrative Expense

General and administrative expense in the third quarter of 2015 was $15.8 million compared to $17.2 million in the third quarter of 2014. General and administrative expense for the third quarter of 2015 included $1.6 million in non-recurring Eagleville sale closing fees and a $1.3 million non-cash potential litigation settlement expense. The decrease in recurring general and administrative expense between the periods was in part due to a net decrease in deferred compensation expense and lower legal costs.

Net Income

Net Income for the third quarter of 2015 was $93.1 million, compared to net income of $59.3 million for the third quarter of 2014. The difference in net income between the two periods is primarily due to gain on sale assets as a result of the sale of our Eagleville assets in the third quarter of 2015, increase in gains from derivative contracts and lower production costs and general and administrative costs partially offset by lower oil and gas revenue.

Borrowing Base Redetermination

On September 30, 2015, as a result of our Eagle Ford divestiture, the Company's borrowing base was reduced from $300 million to $255 million. Subsequent to the end of the third quarter, Alta Mesa's lenders have completed their semi-annual redetermination of the Company's borrowing base Credit Facility. Pending final approval by its lenders, the Company anticipates that the new borrowing base will be increased to $300 million. Alta Mesa is in compliance with all of the financial covenants associated with this Credit Facility and its Senior Secured Term Loan. The next scheduled redetermination of the borrowing base is May 1, 2016. The credit facility is provided by a syndicate of ten banks agented by Wells Fargo Bank, N.A. and co-agented by Union Bank, N.A.

Capex Guidance

The Company's oil and natural gas capital expenditures for 2015 have been revised to approximately $175 million, up 18% from the previously provided estimated of $148 million. Alta Mesa expects to fund its current oil and natural gas capital program from cash flow from operations and cash on hand.

2015 Capital Allocation	Percentage
Sooner Trend Development	49%
Weeks Island Development	27%
Eagle Ford Shale Development	5%
Legacy Maintenance and Other	19%

Operational Highlights

Sooner Trend STACK, Oklahoma:

Alta Mesa's assets in the Sooner Trend STACK play in Oklahoma are concentrated in large, contiguous acreage blocks with multiple productive zones at depths generally between 4,000 feet and 8,000 feet. Activity in these fields is focused on the continued implementation of a multi-year, multi-rig program to develop several pay zones with horizontal drilling and multi-stage hydraulic fracturing of the Osage and Meramec section of the Mississippian Lime, as well as the Oswego Lime. Since the beginning of the year, Alta Mesa has utilized one to two rigs targeting the Osage, Meramec and other zones with horizontal drilling. In the third quarter of 2015, the Company completed seven horizontal wells in the Osage and Meramec. The Company had 19 horizontal wells in progress as of the end of the third quarter of 2015, six of which were completed subsequent to the end of the quarter. Alta Mesa is currently operating two horizontal drilling rigs targeting primarily the Osage and Meramec and expects to continue operating at this level for the remainder of 2015. Alta Mesa also participated in seven other horizontal wells during the third quarter as a non-operator, primarily targeting the Meramec, Osage and Oswego Lime. Additionally, in July of 2015, Alta Mesa acquired approximately 19,000 net acres of undeveloped leasehold interest in Kingfisher County, Oklahoma. Average daily production for this core area in the third quarter of 2015 was approximately 9,500 BOE per day (76% oil and natural gas liquids), up 79% from the third quarter 2014 average daily production of 5,300 BOE per day (80% oil and natural gas liquids).

Weeks Island, Louisiana:

Alta Mesa's Weeks Island Area assets are comprised of the Weeks Island field, located in Iberia Parish, and the Cote Blanche Island field in St. Mary Parish. Weeks Island field is a historically-prolific oil field with 55 potential pay zones that are structurally and stratigraphically trapped around a piercement salt dome. The Cote Blanche Island field has over 30 potential pay zones trapped around another salt dome structure. Both fields have similar geology and the Company is utilizing the same geologic interpretation methods and engineering development techniques at Cote Blanche that are used at Weeks Island to increase reserves and production. Average daily production from the Weeks Island Area in the third quarter of 2015 was approximately 4,700 BOE per day net to our interest, (86% oil) as compared to 6,000 BOE per day (82% oil) for the third quarter of 2014. Production from the Weeks Island Area has remained above 4,000 BOE per day, net to our interest, since November 2013.

Conference Call Information

Alta Mesa invites you to listen to its conference call which will discuss its financial and operational results at 2:00 p.m., Central time, on Thursday, November 12, 2015. If you wish to participate in this conference call, dial 888-347-8149 (toll free in US/Canada) or 412-902-4228 (for International calls), five to ten minutes before the scheduled start time. A webcast of the call and any related materials will be available on Alta Mesa's website at www.altamesa.net. Additionally, a replay of the conference call will be available for one week following the live broadcast by dialing 877-870-5176 (toll free in US/Canada) or 858-384-5517 (International calls), and referencing Conference ID #10076078.

Alta Mesa Holdings, LP is a privately held company engaged primarily in onshore oil and natural gas acquisition, exploitation, exploration and production whose focus is to maximize the profitability of our assets in a safe and environmentally sound manner. We seek to maintain a portfolio of lower risk properties in plays with known resources where we identify a large inventory of lower risk drilling, development, and enhanced recovery and exploitation opportunities. We maximize the profitability of our assets by focusing on sound engineering, enhanced geological techniques including 3-D seismic analysis, and proven drilling, stimulation, completion, and production methods. Alta Mesa Holdings, LP is headquartered in Houston, Texas.

Safe Harbor Statement and Disclaimer

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, regarding Alta Mesa's strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words "could", "should", "will", "play", "believe", "anticipate", "intend", "estimate", "expect", "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Alta Mesa's current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Forward-looking statements may include statements about Alta Mesa's: business strategy; reserves quantities and the present value of its reserves; financial strategy, liquidity and capital required for its development program; future realized oil and natural gas prices; timing and amount of future production of oil and natural gas; hedging strategy and results; future drilling plans; marketing of oil and natural gas; leasehold or business acquisitions; costs of developing its properties; liquidity and access to capital; uncertainty regarding its future operating results; and plans, objectives, expectations and intentions contained in this press release that are not historical. Alta Mesa cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the exploration for and development and production of oil and natural gas. These risks include, but are not limited to, commodity price volatility, low prices for oil and/or natural gas, global economic conditions, inflation, increased operating cost, lack of availability of drilling and production equipment and services, environmental risks, weather risk, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and other risks. Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reservoir engineers. Specifically, future prices received for production and costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates. Prices for oil or gas began a severe decline in the third half of 2014 and remain depressed as of the date of this press release. Sustained lower prices will cause the twelve month weighted average price to decrease over time as the lower prices are reflected in the average price, which may result in the estimated quantities and present values of Alta Mesa's reserves being reduced. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, Alta Mesa's actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we may issue. Except as otherwise required by applicable law, we disclaim duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.

ALTA MESA HOLDINGS, LP AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(in thousands)
OPERATING REVENUES AND OTHER
Oil	$ 50,208	$ 104,196	$ 159,852	$ 276,524
Natural gas	8,382	16,165	24,804	52,705
Natural gas liquids	2,517	4,787	8,334	14,653
Other revenues	237	496	651	784
Total operating revenues	61,344	125,644	193,641	344,666
Gain on sale of assets	66,361	18,556	66,520	87,107
Gain — oil and natural gas derivative contracts	72,019	39,911	83,618	4,483
Total operating revenues and other	199,724	184,111	343,779	436,256
OPERATING EXPENSES
Lease and plant operating expense	19,334	18,440	53,222	55,022
Production and ad valorem taxes	4,377	8,357	12,914	22,985
Workover expense	885	2,316	4,140	7,279
Exploration expense	6,825	15,779	37,166	44,015
Depreciation, depletion, and amortization expense	32,944	39,880	111,916	102,357
Impairment expense	8,933	8,706	86,294	27,908
Accretion expense	578	365	1,578	1,536
General and administrative expense	15,779	17,243	45,438	55,854
Total operating expenses	89,655	111,086	352,668	316,956
INCOME (LOSS) FROM OPERATIONS	110,069	73,025	(8,889)	119,300
OTHER INCOME (EXPENSE)
Interest expense	(16,782)	(13,701)	(46,397)	(41,621)
Interest income	107	2	536	11
Total other income (expense)	(16,675)	(13,699)	(45,861)	(41,610)
INCOME (LOSS) BEFORE STATE INCOME TAXES	93,394	59,326	(54,750)	77,690
(Provision) for state income taxes	(315)	—	(891)	(283)
NET INCOME (LOSS)	$ 93,079	$ 59,326	$ (55,641)	$ 77,407

ALTA MESA HOLDINGS, LP AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands)

	September 30,	December 31,
	2015	2014
	(unaudited)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 6,791	$ 1,349
Short-term restricted cash	105	23,793
Accounts receivable, net of allowance of $1,397 and $1,449, respectively	27,125	43,581
Other receivables	134,194	8,238
Receivables due from affiliate	1,375	25,500
Prepaid expenses and other current assets	3,551	2,132
Derivative financial instruments	53,324	59,803
Total current assets	226,465	164,396
PROPERTY AND EQUIPMENT
Oil and natural gas properties, successful efforts method, net	611,298	686,176
Other property and equipment, net	10,418	11,505
Total property and equipment, net	621,716	697,681
OTHER ASSETS
Long-term restricted cash	—	900
Investment in LLC — cost	9,000	9,000
Deferred financing costs, net	9,960	8,100
Notes receivable due from affiliate	9,028	8,500
Advances to operators	101	619
Deposits and other assets	1,130	1,124
Derivative financial instruments	39,778	27,271
Total other assets	68,997	55,514
TOTAL ASSETS	$ 917,178	$ 917,591
LIABILITIES AND PARTNERS' DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 94,839	$ 117,560
Current portion, asset retirement obligations	688	1,136
Total current liabilities	95,527	118,696
LONG-TERM LIABILITIES
Asset retirement obligations, net of current portion	63,443	61,736
Long-term debt	814,557	767,608
Notes payable to founder	25,444	24,540
Other long-term liabilities	19,103	6,457
Total long-term liabilities	922,547	860,341
TOTAL LIABILITIES	1,018,074	979,037
Commitments and Contingencies (Note 10)
PARTNERS' DEFICIT	(100,896)	(61,446)
TOTAL LIABILITIES AND PARTNERS' DEFICIT	$ 917,178	$ 917,591

ALTA MESA HOLDINGS, LP AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CASH FLOWS

	Nine Months Ended
	September 30,
	2015	2014
	(in thousands, unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ (55,641)	$ 77,407
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization expense	111,916	102,357
Impairment expense	86,294	27,908
Accretion expense	1,578	1,536
Amortization of loan costs	2,453	2,158
Amortization of debt discount	382	383
Dry hole expense	22,600	24,911
Expired leases	1,856	1,016
(Gain) — oil and natural gas derivative contracts	(83,618)	(4,483)
Settlements of derivative contracts	77,591	(3,905)
Interest converted into debt	904	904
Interest on notes receivable	(528)	—
(Gain) on sale of assets	(66,520)	(87,107)
Changes in assets and liabilities:
Restricted cash unrelated to property divestiture	—	(105)
Accounts receivable	16,456	(16,964)
Other receivables	(10,954)	1,422
Receivable due from affiliate	24,125	—
Prepaid expenses and other non-current assets	(907)	6,131
Settlement of asset retirement obligation	(1,558)	(3,278)
Accounts payable, accrued liabilities, and other long-term liabilities	28,738	26,816
NET CASH PROVIDED BY OPERATING ACTIVITIES	155,167	157,107
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property and equipment	(184,467)	(269,827)
Acquisitions	(48,637)	—
Proceeds from sale of property	347	218,539
Investment in restricted cash related to property divestiture	24,588	(34,840)
NET CASH USED IN INVESTING ACTIVITIES	(208,169)	(86,128)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	227,500	97,500
Repayments of long-term debt	(180,933)	(169,270)
Additions to deferred financing costs	(4,313)	(42)
Capital distributions	(3,810)	—
Capital contributions	20,000	—
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	58,444	(71,812)
NET INCREASE IN CASH AND CASH EQUIVALENTS	5,442	(833)
CASH AND CASH EQUIVALENTS, beginning of period	1,349	6,537
CASH AND CASH EQUIVALENTS, end of period	$ 6,791	$ 5,704
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$ 30,524	$ 27,387
Cash paid (received) during the period for state taxes	$ 750	$ (125)
Change in asset retirement obligations	$ 279	$ 1,760
Asset retirement obligations assumed, purchased properties	$ 746	$ —
Change in accruals or liabilities for capital expenditures	$ (38,248)	$ 20,056
Receivable from Eagle Ford divestiture	$ 115,001	$ —

Prices

Below is a table of average prices received by the Company with and without the effect of settlements of derivative contracts.

Average Prices including settlements of derivative contracts	Q3-2015
Natural Gas (per Mcf)	$ 2.41
Oil (per Bbl)	63.78
Natural Gas Liquids (per Bbl)	13.42
Combined realized (per BOE)	43.92

Average Prices excluding settlements of derivative contracts	Q3-2015
Natural Gas (per Mcf)	$ 2.57
Oil (per Bbl)	45.83

GAAP to Non-GAAP Reconciliation

Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before interest expense, exploration expense, depletion, depreciation and amortization, impairment of oil and natural gas properties, accretion of asset retirement obligations, tax expense and the non-cash portion of gain/loss on oil and natural gas derivative contracts. Alta Mesa presents Adjusted EBITDAX because it believes Adjusted EBITDAX is an important supplemental measure of its performance that is frequently used by others in evaluating companies in its industry. Adjusted EBITDAX is not a measurement of Alta Mesa's financial performance under GAAP, and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of Alta Mesa's profitability or liquidity. Adjusted EBITDAX has significant limitations, including that it does not reflect Alta Mesa's cash requirements for capital expenditures, contractual commitments, working capital or debt service. In addition, other companies may calculate Adjusted EBITDAX differently than Alta Mesa does, limiting its usefulness as a comparative measure.

The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDAX for the periods indicated (in thousands):

	Three Months Ended
	Sept 30,
	2015	2014
Net income	$93,079	$59,326
Adjustments to net income:
Provision for income taxes	315	--
Interest expense	16,782	13,701
Exploration expense	6,825	15,779
Depreciation, depletion and amortization	32,944	39,880
Impairment expense	8,933	8,706
Accretion expense	578	365
(Gain) on sale of assets	(66,361)	(18,556)
(Gain) – oil & natural gas derivative contracts	(72,019)	(39,911)
Settlements of oil & natural gas derivative contracts	19,135	656
Adjusted EBITDAX	$40,211	$79,946
CONTACT: Lance L. Weaver
         (281) 943-5597
         lweaver@altamesa.net